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                                                                    EXHIBIT 6

                                 SIDE AGREEMENT


     This SIDE AGREEMENT (the "Side Agreement") is entered into as of the 28th day of December, 2000, by and between JOHN DEERE SPECIAL TECHNOLOGIES GROUP, INC., a Delaware corporation (the "Investor"), and XATA CORPORATION, a Minnesota corporation (the "Company").

     WHEREAS, the Company and the Investor entered into a Stock Purchase Agreement dated as of August 30, 2000 (the "Stock Purchase Agreement"), as amended by the Amendment No. 1 to Stock Purchase Agreement dated as of October 31, 2000 (the "Amendment to Stock Purchase Agreement"), whereby the Investor would purchase up to an aggregate of three million six hundred thousand (3,600,000) shares of Common Stock, $.01 par value (the "Common Stock") of the Company (3,147,000 shares of newly issued Common Stock from the Company, 200,000 shares from the Selling Shareholder (as defined in the Stock Purchase Agreement), and 253,000 shares from the conversion of the Promissory Note (as defined in the Stock Purchase Agreement) upon an exercise of the Note Option), on the terms and conditions set forth therein;

     WHEREAS, the Stock Purchase Agreement provides for a 1st Closing of six hundred thirty thousand (630,000) shares, subject to certain conditions a 2nd Closing (the "2nd Closing") for one million three hundred fourteen thousand sixty (1,314,060) shares, and an option by the Investor to purchase the remaining one million two hundred two thousand nine hundred forth (1,202,940) shares from the Company (the "Share Option");

     WHEREAS, the purchase of 630,000 shares in the 1st Closing and the purchase of 200,000 shares from the Selling Shareholder occurred on August 31, 2000;

     WHEREAS, the Stock Purchase Agreement provided in Section 6.19 that it is a condition to the obligation of the Investor to purchase shares in the 2nd Closing that the Company shall have provided to the Investor a beta version of the Javalan product, and the Investor shall have completed beta testing of such product and shall, in its sole discretion, be satisfied with the results thereof;

     WHEREAS, the Company has not yet completed and provided to the Investor a beta version of the Javalan product;

     WHEREAS, the Stock Purchase Agreement provides in Section 2.1 that the 2nd Closing shall occur before December 31, 2000, or on such other date as the parties may agree;

     WHEREAS, the Stock Purchase Agreement provides in Section 10.1(b) that the Stock Purchase Agreement shall terminate if the 2nd Closing does not occur on or before December 31, 2000, or such later date to which the parties may reasonably agree;

     WHEREAS, the Investor and the Company desire to extend the date by which the 2nd Closing must occur and the date on which the Stock Purchase Agreement will terminate;


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     NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:

     1. The Investor and the Company hereby agree that the 2nd Closing shall occur pursuant to, and subject to the conditions provided in, the Stock Purchase Agreement, as amended by the Amendment to the Stock Purchase Agreement, no later than September 30, 2001.

     2. The Investor and the Company hereby agree further that the extension of the 2nd Closing to no later than September 30, 2001, constitutes an agreement by the parties to extend the deadline contained in Section 10.1(b) of the Stock Purchase Agreement for termination of the Stock Purchase Agreement to September 30, 2001.

     3. This Side Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.




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     IN WITNESS WHEREOF, the Company and the Investor have executed and delivered this Side Agreement as of the day and year first above written.

                                   COMPANY:

                                   Xata Corporation

                                   By:  /s/ William P. Flies
                                        -------------------------------------
                                   Its: President and Chief Executive Officer
                                        -------------------------------------

                                   INVESTOR:

                                   John Deere Special Technologies Group, Inc.

                                   By:  /s/ James E. Heerin
                                        -------------------------------------
                                   Its: Vice President
                                        -------------------------------------